ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77Q1(e)

Exhibit D

AMENDMENT TO SUBADVISORY AGREEMENT

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC

AMENDMENT made as of this 24th day of September 2010 to the Subadvisory Agreement dated October 17, 2005 (the “Amendment”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Deutsche Investment Management Americas Inc. (formerly, Deutsche Asset Management, Inc.), a Delaware Corporation (the “Subadviser”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.             CHANGE IN APPENDIX A

Appendix A of the Agreement, related to the compensation of the Subadviser, is hereby amended to reduce the Subadviser Fee (as defined in Appendix A) of Global Real Estate Fund.

2.             EFECTIVE DATE

This Amendment shall become effective on the later to occur of:  (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”) and (ii) execution of the Amendment.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT

                                                                                        SERVICES, LLC

                                                                        By:             /s/ Andrew Arnott

                                                                                                            Name: Andrew Arnott

                                                                                                            Title: Executive Vice President

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS  INC.

                                                                        By:     /s/ John Nolan

                                                                                    Name: John Nolan

                                                                                    Title: President, CEO

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS  INC.

By: /s/ Alban Miranda

                                                                                               Name: Alban Miranda

                                                                                               Title: Chief Operating Officer, DWS Investment Americas

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolio of the Trust listed below.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for the Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	First $500 million of Aggregate Net Assets*	Between $500 million and $750 million of Aggregate Net Assets*	Excess of $750 million of Aggregate Net Assets*
Global Real Estate Fund

*The term Aggregate Net Assets includes the net assets of the Portfolio of the Trust.  It also includes with respect to the Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)		Other Portfolio(s)
Global Real Estate Fund	--

                The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”).  The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio.  The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

                If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.